Exhibit 2.2 1 SECOND AMENDMENT TO TRANSACTION AGREEMENT This SECOND AMENDMENT TO TRANSACTION AGREEMENT (this “Amendment”), dated as of November 5, 2023, is by and between Livent Corporation, a Delaware corporation (“Livent”), and Allkem Limited, an Australian public company limited by shares (“Allkem”). Each of Livent and Allkem are referred to as a “Party,” and collectively, as the “Parties.” WHEREAS, the Parties are parties to that certain Transaction Agreement, dated as of May 10, 2023 (the “Original Execution Date”), by and among Livent, Allkem, Arcadium Lithium plc (f/k/a Allkem Livent plc, f/k/a Lighting-A Limited), a public limited company incorporated under the laws of the Bailiwick of Jersey, and subsequently joined by Lightning-A Merger Sub, Inc., a Delaware corporation, as amended pursuant to that certain Amendment to Transaction Agreement, dated as of August 2, 2023, by and between Livent and Allkem (as amended, the “Agreement”); WHEREAS, this Amendment is being entered into and delivered pursuant to Section 9.1(a) of the Agreement, which provides that the Agreement may only be amended, modified or supplemented in writing signed on behalf of each of Allkem and Livent; and WHEREAS, the Parties desire to amend certain terms of the Agreement to the extent provided herein. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows: Section 1. Defined Terms. Each capitalized term used herein but not defined herein has the meaning assigned to such term in the Agreement. Section 2. Amendment to Certain Sections of the Agreement. Section 1.5(a) of the Agreement is hereby amended and restated as follows: (a) Anaconda must ensure that the following actions are taken by the Anaconda Board of Directors in relation to the performance right awards of Anaconda Shares outstanding as of the time at which the Anaconda Shareholder Approval and the Lion Stockholder Approval have both been obtained (“Outstanding Performance Rights”): (i) by no later than the Scheme Effective Date, each holder of Outstanding Performance Rights that are outstanding and unvested as of such time as both the Anaconda Shareholder Approval and the Lion Stockholder Approval have been obtained (including, for the avoidance of doubt, any Outstanding Performance Rights granted in accordance with Section 5.2(b)(iii) in respect of Anaconda’s fiscal year 2024) (the “Unvested Performance Rights”) will have their Unvested Performance Rights vest in the proportion determined by the Anaconda Board (with any performance conditions deemed to have been met); and the remaining unvested 4879-5922-5738

2 portion of such Unvested Performance Rights must immediately lapse and be of no further effect, provided that: (A) no less than 60% and no more than 70% of the aggregate number of Unvested Performance Rights that are held by employees whose role is not being made redundant in connection with the Transactions will vest by no later than the Scheme Effective Date; (B) up to 100% of the aggregate number of Unvested Performance Rights that are held by employees whose role will be made redundant in connection with the Transactions will vest by no later than the Scheme Effective Date, provided that a list of such employees (and a schedule of the Unvested Performance Rights held by such employees) shall be provided by Anaconda to Lion at least five days prior to the date of the Anaconda Shareholder meeting at which the Anaconda Shareholder Approval will be sought; and (C) prior to the Scheme Record Date, Anaconda will issue Anaconda Shares due to each holder of an Anaconda Performance Right that has vested (in whole or in part) in accordance with this Section 1.5(a)(i) as the case may be; and (ii) prior to the date of the Scheme Meeting, Anaconda shall take all actions necessary or appropriate to effectuate the treatment of Outstanding Performance Rights contemplated by this Section 1.5, including: (A) obtaining any necessary consents or approvals; (B) providing any necessary notices or communications to holders or other Persons; and (C) adopting any necessary or appropriate resolutions of the Anaconda Board of Directors (or any applicable committee thereof). Section 3. Amendment to Exhibits. Exhibit C (Form of Deed Poll) to the Agreement is hereby amended and replaced in its entirety with the content of Exhibit C-1 hereto. Exhibit D (Form of Scheme of Arrangement) to the Agreement is hereby amended and replaced in its entirety with the content of Exhibit D-1 hereto. Section 4. Acknowledgement of Timing for Delisting from TSX. The Parties acknowledge and agree that, for the purposes of the satisfaction of the obligations set forth in Section 6.9(a)(iii)(B) of the Agreement, Allkem may apply to TSX to delist Allkem from TSX with effect on and from the close of trading on TSX on the trading day immediately following the Scheme Implementation Date, provided Allkem also applies to TSX to halt trading of Anaconda Shares from 4:00pm (Toronto time) on the Scheme Effective Date until such time as delisting from TSX has occurred.

3 Section 5. Conforming Section References; Acknowledgement with respect to Article IX. All references and cross-references in the Agreement shall be deemed revised as necessary to be consistent with the revisions to the Agreement set forth in this Amendment. The Parties acknowledge that due to a formatting error in the Agreement, some of the Section references in Article IX of the Agreement do not align with the corresponding Section references in the Table of Contents of the Agreement. The Parties agree that the Table of Contents of the Agreement accurately reflects the Section references in Article IX of the Agreement and that the reference to Sections in Article IX of the Agreement in this Amendment are based on the Section references as indicated by the Table of Contents of the Agreement. Section 6. Effect of Amendment. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement (or any schedule thereof) shall be deemed a reference to the Agreement (and such schedule) as amended hereby. The Parties agree that all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented. The Agreement shall remain in full force and effect in accordance with its terms. Section 7. Other Provisions. This Amendment hereby incorporates the provisions of Sections 9.1 (Amendment and Modification; Waiver), 9.8 (Interpretation), 9.9 (Counterparts), 9.10 (Entire Agreement; Third-Party Beneficiaries), 9.11 (Severability), 9.12 (Governing Law; Jurisdiction), 9.13 (Waiver of Jury Trial), 9.14 (Assignment) and 9.15 (Enforcement; Remedies; Limitation of Liability; Subsidiaries) of the Agreement as if fully set forth herein, mutatis mutandis. [Signature Page Follows]

[Signature Page to Second Amendment to Transaction Agreement] IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written. LIVENT CORPORATION By: /s/ Paul Graves Name: Paul Graves Title: President and Chief Executive Officer ALLKEM LIMITED By: /s/ Martin Perez de Solay Name: Martin Perez de Solay Title: Managing Director and CEO :

Exhibit C-1 [Form of Deed Poll]

Deed Poll THIS DEED POLL is made on 2023 BY: Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey, whose principal executive office is at Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370 Ireland. (Arcadium Lithium). IN FAVOUR AND FOR THE BENEFIT OF: Eligible Shareholders. Ineligible Overseas Shareholders. BACKGROUND (A) On or about 10 May 2023, Allkem, Livent and Arcadium Lithium entered into a transaction agreement with respect to (among other things) the Scheme and associated matters (Transaction Agreement). (B) Under the Transaction Agreement: (1) Allkem has agreed to propose the Scheme, pursuant to which (among other things): (i) Arcadium Lithium will provide to each Eligible Shareholder the Scheme Consideration in respect of each of their Scheme Shares; and (ii) the Eligible Shareholders will transfer to Arcadium Lithium, and Arcadium Lithium will acquire, all of the Scheme Shares; and (2) Arcadium Lithium has agreed to (among other things) enter into this Deed Poll. (C) Arcadium Lithium is executing this Deed Poll to covenant in favour of the Eligible Shareholders and the Ineligible Overseas Shareholders to perform its obligations under the Scheme. ARCADIUM LITHIUM DECLARES AS FOLLOWS 1 INTERPRETATION 1.1 Definitions Insolvency Event means, in respect of a person: (a) an administrator being appointed to the person; (b) any of the following occurring: (i) a controller or analogous person being appointed to the person or any of the person’s property; (ii) an application being made to a court for an order to appoint a controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person’s property, other than where the application is stayed, withdrawn, dismissed or set aside within 14 days; or (iii) an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application);

(c) the person being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand; (d) an application being made to a court for an order for its winding up which is not set aside within 14 days; (e) an order being made, or the person passing a resolution, for its winding up; (f) the person: (i) suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or (ii) being unable to pay its debts or otherwise insolvent; (g) the person entering into a compromise or arrangement with, or assignment for the benefit of, its members or creditors generally; (h) a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or (i) any analogous event under the laws of any applicable jurisdiction, unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by Allkem. Scheme means the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, Eligible Shareholders and Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Arcadium Lithium, Livent and Allkem. Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this Deed Poll. 1.2 Rules for interpreting this Deed Poll Clause 1.2 of the Scheme applies to the interpretation of this Deed Poll, except that references to “Scheme” are to be read as references to “Deed Poll”. 2 NATURE OF THIS DEED POLL Arcadium Lithium acknowledges and agrees that: (a) This Deed Poll may be relied on and enforced by any Scheme Shareholder and by the Sale Nominee in accordance with its terms even though the Scheme Shareholders and the Sale Nominee are not party to it; and (b) Under the Scheme, each Scheme Shareholder and the Sale Nominee each irrevocably appoints Allkem and each of its directors and officers, jointly and severally, as its agent and attorney to enforce this Deed Poll against Arcadium Lithium.

3 CONDITIONS PRECEDENT AND TERMINATION 3.1 Conditions precedent This Deed Poll, and Arcadium Lithium’s obligations under this Deed Poll, are subject to the Scheme becoming Effective. 3.2 Termination (a) Unless Arcadium Lithium and Allkem otherwise agree in writing (and, if required, as approved by the Court), Arcadium Lithium’s obligations under this Deed Poll will automatically terminate, and the terms of this Deed Poll will be of no further force or effect, if the Transaction Agreement is terminated in accordance with its terms. (b) If this Deed Poll is terminated pursuant to clause 3.2(a): (i) Arcadium Lithium is released from its obligations under this Deed Poll; and (ii) each Scheme Shareholder and the Sale Nominee retains any rights, powers or remedies it has against Arcadium Lithium in respect of any breach of this Deed Poll that occurred before it was terminated. 4 SCHEME OBLIGATIONS 4.1 Undertaking to provide Scheme Consideration Subject to clause 3, in consideration of the transfer of each Scheme Share to Arcadium Lithium in accordance with the Scheme, Arcadium Lithium covenants in favour of each Eligible Shareholder and the Ineligible Overseas Shareholders that it will: (a) provide the Scheme Consideration to each Eligible Shareholder on the Scheme Implementation Date; and (b) undertake and perform all other actions and obligations, and give each covenant, attributed to it or otherwise contemplated of it under the Scheme, as if named as a party to the Scheme, in each case, subject to and in accordance with the terms of the Scheme. 4.2 Consideration Shares to rank equally Arcadium Lithium covenants in favour of each Scheme Shareholder and in favour of the Sale Nominee that each Consideration Share (including those to be issued to CDN or its custodian in connection with the Consideration CDIs) will, upon issue: (a) be duly issued and fully paid; (b) be free from any Encumbrances, pledges and interests of third parties of any kind; and (c) rank equally in all respects, including for future dividends, with all existing Arcadium Lithium Shares then on issue. 5 PERFORMANCE OF OBLIGATIONS GENERALLY 5.1 Performance of the Scheme Arcadium Lithium must comply with the obligations attributed to Arcadium Lithium under the Scheme and this Deed Poll (on and subject to their terms and conditions) and do all acts necessary or desirable on its part to give full effect to the Scheme.

6 REPRESENTATIONS AND WARRANTIES Arcadium Lithium represents and warrants in favour of each Scheme Shareholder and in favour of the Sale Nominee that: (a) (status) it is a validly existing corporation in accordance with the laws of its place of incorporation and remains in good standing thereunder; (b) (power) it has full legal capacity and power to enter into this Deed Poll and to carry out the transactions contemplated by this Deed Poll; (c) (corporate authority) it has taken all corporate action that is necessary to authorise it to enter into this Deed Poll and it has taken or will take all corporate action that is necessary to authorise it to carry out the transactions contemplated by this Deed Poll; (d) (Deed Poll effective) this Deed Poll constitutes valid and binding obligations on it, enforceable against it in accordance with its terms; (e) (no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this Deed Poll do not and will not conflict with: (i) its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or (ii) any law binding on or applicable to it or its assets, (f) (no Insolvency Event) it is not affected by an Insolvency Event. 7 CONTINUING OBLIGATIONS This Deed Poll is irrevocable and, subject to clause 3, remains in full force and effect until the earlier of: (a) Arcadium Lithium having fully performed its obligations under this Deed Poll; and (b) termination of this Deed Poll pursuant to clause 3.2. 8 NOTICES 8.1 How to give a notice A notice, consent or other communication under this Deed Poll is only effective if it is: (a) in writing, legible and in English, signed by or on behalf of the person giving it; (b) addressed to the person to whom it is to be given; and (c) either: (i) delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or (ii) sent in electronic form (such as email). 8.2 When a notice is given A notice, consent or other communication that complies with this clause 8 is regarded as given and received upon: (a) if sent by mail:

(i) within Australia – three Business Days after posting; or (ii) to or from a place outside Australia – seven Business Days after posting; (b) if sent in electronic form: (i) if it is transmitted by 5.00 pm on a Business Day – when sent; or (ii) if it is transmitted after 5.00 pm on a Business Day, or at any time on a day that is not a Business Day – on the next Business Day, provided that no notice of failure of transmission or other error message is received by the sender. 8.3 Address for notices Arcadium Lithium’s mail address and email address are those set out below, or as Arcadium Lithium otherwise notifies. Address: Percy Exchange, 8-34 Percy Place, Ballsbridge, Dublin 4 Email: [●] Attention: Attention: The Secretary Copy to: Guy Alexander, Allens at Guy.Alexander@allens.com.au William H. Aaronson, Davis Polk & Wardwell LLP at william.aaronson@davispolk.com Cheryl Chan, Davis Polk & Wardwell LLP at cheryl.chan@davispolk.com 9 GENERAL 9.1 Amendment A provision of this Deed Poll may not be amended or varied unless: (a) before the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder) and, if required, is approved by the Court; or (b) on or after the Second Court Date, the amendment or variation is agreed to in writing by Allkem (on behalf of each Scheme Shareholder and the Sale Nominee but without the need for Allkem to refer the amendment or variation to any Scheme Shareholder or the Sale Nominee) and is approved by the Court, and Arcadium Lithium executes a further deed poll in favour of each Scheme Shareholder and the Sale Nominee giving effect to that amendment or variation. 9.2 Assignment (a) The rights created by this Deed Poll are personal to Arcadium Lithium, each Scheme Shareholder and the Sale Nominee and, except with the prior written consent of Allkem and Arcadium Lithium, cannot and must not be assigned, encumbered, charged or otherwise dealt with at law or in equity by a Scheme Shareholder or by the Sale Nominee.

(b) Any purported dealing in contravention of clause 9.2(a) is invalid. 9.3 Waiver of rights A right may only be waived in writing, signed by the party giving the waiver, and: (a) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of that right; (b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and (c) the exercise, or partial exercise, of a right does not prevent any further exercise of that right or of any other right. 9.4 Operation of this Deed Poll (a) The rights, powers and remedies of Arcadium Lithium, the Scheme Shareholders and the Sale Nominee under this Deed Poll are in addition to, and do not replace, exclude or limit, any other rights, powers or remedies provided by law independently of this Deed Poll. (b) Any provision of this Deed Poll that is void, illegal or unenforceable: (i) in a particular jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Deed Poll in that or any other jurisdiction; and (ii) is, where possible, to be severed to the extent necessary to make this Deed Poll valid, legal or enforceable, unless this would materially change the intended effect of this Deed Poll. 9.5 Duty Arcadium Lithium must: (a) pay all stamp duty payable or assessed as being payable in connection with this Deed Poll, the Scheme, or the transfer by the Eligible Shareholders of the Scheme Shares pursuant to the Scheme (including any fees, fines, penalties and interest in connection with any of these amounts); and (b) indemnify each Eligible Shareholder against any liability arising from any failure by Arcadium Lithium to comply with clause 9.5(a). 9.6 Consent Arcadium Lithium consents to Allkem producing this Deed Poll to the Court. 9.7 Further acts Arcadium Lithium must, at their own expense, promptly do all things and execute all documents reasonably necessary to give full effect to this Deed Poll and all transactions contemplated by it. 9.8 Governing law (a) This Deed Poll and any dispute arising out of or in connection with the subject matter of this Deed Poll is governed by the laws of Western Australia.

(b) Arcadium Lithium irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Deed Poll. Arcadium Lithium irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum. EXECUTED as a deed poll. Signed Sealed and Delivered by Arcadium Lithium in the presence of: Signature of Witness Signature of Authorised Signatory Name of Witness Name of Authorised Signatory Seal

Exhibit D-1 [Form of Scheme of Arrangement]

Under section 411 of the Corporations Act BETWEEN: (1) Allkem Limited (ACN 112 589 910) whose registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000 (Allkem); (2) Eligible Shareholders; and (3) Ineligible Overseas Shareholders. PRELIMINARY MATTERS (A) Allkem is a public company limited by shares incorporated in Australia. It has its registered office at registered office is at Level 35, 71 Eagle Street, Brisbane QLD 4000. Allkem is admitted to the official list of ASX and Allkem Shares are quoted on the securities exchange operated by ASX and the TSX. (C) Livent Corporation (Livent) is a public corporation incorporated in Delaware, in the United States of America. It has its principal executive office at 1818 Market Street, Suite 2550, Philadelphia, Pennsylvania 19103. Livent stock is listed on NYSE. (D) Arcadium Lithium plc (Arcadium Lithium) is a public limited company incorporated under the laws of the Bailiwick of Jersey. It has its registered address at Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370 Ireland. (E) Allkem, Livent and Arcadium Lithium entered into the Transaction Agreement on or about 10 May 2023 to facilitate (among other things) the implementation of this Scheme as part of the Transaction. (F) By no later than the day that is one Business Day prior to the First Court Date, Arcadium Lithium will have executed the Deed Poll under which Arcadium Lithium will covenant in favour of the Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributable to it under this Scheme, including to provide the Scheme Consideration to Eligible Shareholders in accordance with the terms of this Scheme. (G) If this Scheme becomes Effective: (a) after the Scheme Record Date and prior to Scheme Implementation, all of the Ineligible Shares will be transferred to the Sale Nominee; and (b) on the Implementation Date: (i) Arcadium Lithium will provide the Scheme Consideration to Eligible Shareholders (including the Sale Nominee) in accordance with the terms of this Scheme and the Deed Poll; (ii) all of the Scheme Shares, and all of the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Arcadium Lithium; and (iii) Allkem will enter Arcadium Lithium’s name in the Allkem Share Register as the holder of all of the Scheme Shares; and (c) following the Implementation Date, the Consideration CDIs issued to the Sale Nominee on Scheme Implementation in respect of the Ineligible Shares transferred to it under paragraph (a) will be sold by the Sale Nominee, with the net proceeds of such

Consideration CDIs being paid to the Ineligible Overseas Shareholders on a pro-rata basis. OPERATIVE PROVISIONS 1 INTERPRETATION 1.1 Definitions The following definitions apply in this Scheme. Allkem Canadian Branch Shareholder means an Allkem Shareholder entered in the Canadian branch register of the Allkem Share Register as a holder of one or more Allkem Shares. Allkem Principal Register Shareholder means an Allkem Shareholder entered in the Australian principal register of the Allkem Share Register as a holder of one or more Allkem Shares. Allkem Share means a fully paid ordinary share in Allkem. Allkem Share Register means the register of members of Allkem maintained in accordance with the Corporations Act, and includes the Canadian branch register. Allkem Share Registry (a) when used in relation to Allkem’s Australian principal share register, means Computershare Investor Services Pty Limited ABN 48 078 279 277; and (b) when used in relation to Allkem’s Canadian branch share register, means Computershare Investor Services Inc. Allkem Shareholder means a person entered in the Allkem Share Register as a holder of one or more Allkem Shares and includes Allkem Canadian Branch Shareholders. Arcadium Lithium Share means an ordinary share, par value of US$1.00, of Arcadium Lithium. Arcadium Lithium Share Register means the register of shareholders of Arcadium Lithium. ASIC means the Australian Securities and Investments Commission. ASX means ASX Limited (ACN 008 624 691), and, where the context requires, the securities exchange that it operates. ASX Listing Rules means the official listing rules of ASX. Business Day: (a) when used in relation to the Implementation Date and the Scheme Record Date, has the meaning given in the ASX Listing Rules; and (b) in all other cases, means any day other than: (i) a Saturday or a Sunday; or (ii) a day on which banking and savings and loan institutions are authorised or required by law to be closed in Perth, Western Australia, Australia, Brisbane, Queensland, Australia, the Bailiwick of Jersey or Philadelphia, Pennsylvania, United States of America. CDI means a CHESS Depositary Interest, representing beneficial ownership of one Arcadium Lithium Share.

CDI Election means a validly completed notice by an Eligible Canadian Branch Shareholder requesting to receive the Scheme Consideration as Consideration CDIs instead of Consideration Shares. CDI Electing Shareholder means an Eligible Canadian Branch Shareholder who has provided Allkem with a duly completed CDI Election by no later than 5.00 pm (Toronto time) / 10.00pm (UTC) on the Election Date. CDN means CHESS Depositary Nominees Pty Limited (ACN 071 346 506). CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities operated by ASX Settlement Pty Limited ABN 49 008 504 532. Consideration CDI means an Arcadium Lithium CDI issued under this Scheme as Scheme Consideration. Consideration Share means an Arcadium Lithium Share to be issued under this Scheme as Scheme Consideration. Corporations Act means the Corporations Act 2001 (Cth). Court means the Federal Court of Australia (Western Australian registry) or such other court of competent jurisdiction under the Corporations Act as may be agreed to in writing by Allkem and Livent. Court Orders means the order or orders of the Court approving this Scheme under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act). Deed Poll means the deed poll under which Arcadium Lithium covenants in favour of Eligible Shareholders and Ineligible Overseas Shareholders to perform the obligations attributed to Arcadium Lithium under this Scheme. Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme. Election Date means: (a) in the case of Allkem Principal Register Shareholders, 5.00pm (Australian Eastern Daylight Time) on the day that is three Business Days prior to the Record Date; (b) in the case of Allkem Canadian Branch Shareholders, 5.00pm (Toronto time) / 10.00pm (UTC) on the day that is three Business Days prior to the Record Date. Eligible Shareholder means: (a) a Scheme Shareholder who is not an Ineligible Overseas Shareholder; and (b) the Sale Nominee. Eligible Canadian Branch Shareholder means an Eligible Shareholder who is an Allkem Canadian Branch Shareholder as at the Scheme Record Date. Eligible Principal Register Shareholder means an Eligible Shareholder who is: (a) a Principal Register Shareholder on the Record Date; or (b) the Sale Nominee. Encumbrance means: (a) a Security Interest; or

(b) an easement, restrictive covenant, caveat or similar restriction over property. FIRB means the Australian Foreign Investment Review Board. Governmental Entity means a government, government department or a governmental, semi- governmental, administrative, statutory or judicial entity, agency, authority, commission, department, tribunal, or person charged with the administration of a law or agency, whether in Australia or elsewhere, including the Australian Competition and Consumer Commission, ASIC, ASX, the Takeovers Panel, and any self-regulatory organisation established under statute or by ASX, or any applicable foreign equivalents of the specified bodies. Ineligible Consideration CDIs has the meaning given in clause 4.4(f). Ineligible Overseas Shareholder means an Allkem Shareholder whose Registered Address at the Scheme Record Date is a place outside of Australia and Argentina, British Virgin Islands, Canada, China, Hong Kong, Japan, Malaysia, New Zealand, Singapore, the United Kingdom and the United States (unless otherwise agreed by Allkem, Livent and Arcadium Lithium in writing, each acting reasonably) or any other jurisdictions agreed by Allkem, Livent and New Topco in writing as lawful and not unduly impracticable or onerous for Arcadium Lithium to issue such Allkem Shareholder Arcadium Lithium Shares or CDIs upon Scheme Implementation in accordance with the terms of this Agreement (each acting reasonably). Ineligible Shares has the meaning given in clause 4.4(c). Ineligible Share Transfer means a duly completed and executed proper instrument of transfer in respect of the Ineligible Shares for the purposes of section 1071B of the Corporations Act, in favour of the Sale Nominee, being a master transfer of all of the Ineligible Shares. Net Proceeds means the total proceeds of sale of all of the Ineligible Consideration CDIs after the deduction of any applicable fees, brokerage, taxes and charges of the Sale Nominee reasonably incurred in connection with the sale of the Ineligible Consideration CDIs. NYSE means the New York Stock Exchange. Registered Address means, in relation to an Allkem Shareholder, the address of the shareholder shown in the Allkem Share Register. Sale Nominee means: (a) the nominee appointed by Allkem in accordance with clause 4.4 of this Scheme to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any person holding legal title to the Ineligible Shares or the Ineligible Consideration CDIs (as applicable) for the benefit of, and as agent for, that person); or (b) if the Terms of Appointment with the Sale Nominee contemplated by paragraph (a) immediately above are terminated after Implementation, any alternate nominee appointed by Allkem on the terms contemplated by clause 4.4 to sell the Ineligible Consideration CDIs under the terms of this Scheme (or any person holding legal title to the Ineligible Shares or the Ineligible Consideration CDIs (as applicable) for the benefit of, and as agent for, that person), as applicable. Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act between Allkem, the Eligible Shareholders and the Ineligible Overseas Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Arcadium Lithium, Livent and Allkem. Scheme Consideration means the consideration to be provided by Arcadium Lithium to each Eligible Shareholder for the transfer of each Scheme Share under this Scheme, as set out in clause 4. Scheme Effective Date means the date on which this Scheme becomes Effective. Scheme Implementation means the implementation of this Scheme. Scheme Implementation Date means the date on which Scheme Implementation occurs, being the fifth Business Day following the Scheme Record Date, or such other date as may be agreed to in writing by Allkem and Livent. Scheme Meeting means the meeting of Allkem Shareholders (and any adjournment thereof) ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme. Scheme Record Date means 7.00 pm (Australian Eastern Daylight Time) on the second Business Day after the Scheme Effective Date, or such other date and time as may be agreed to in writing by Allkem and Livent. Scheme Share means: (a) each Allkem Share held by a Scheme Shareholder (other than an Ineligible Overseas Shareholder) as at the Scheme Record Date; and (b) each Allkem Share held by an Ineligible Overseas Shareholder and transferred to the Sale Nominee after the Scheme Record Date and prior to Scheme Implementation pursuant to clause 4.4 of this Scheme. Scheme Shareholder means an Allkem Shareholder as at the Scheme Record Date, taking into account registration of all registrable transfers and transmission applications in accordance with clause 5.1. Scheme Transfer means a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Arcadium Lithium, being a master transfer of all of the Scheme Shares. Second Court Date means the first day on which the Court hears an application for an order under section 411(4)(b) of the Corporations Act approving this Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard. Security Interest means any security interest, including: (a) a security interest that is subject to the Personal Property Securities Act 2009 (Cth); (b) any other mortgage, charge, pledge or lien; or (c) any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property.

Share Electing Shareholder means an Eligible Principal Register Shareholder (other than the Sale Nominee) who has provided Allkem with a duly completed Share Election before 5.00 pm (Australian Eastern Daylight Time) on the Election Date. Share Election means a validly completed notice by an Eligible Principal Register Shareholder (other than the Sale Nominee) requesting to receive the Scheme Consideration as Consideration Shares instead of Consideration CDIs. Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth). Terms of Appointment means the deed or other document under which the Sale Nominee is appointed under clause 4.4 of this Scheme. Transaction means this Scheme and the US Merger (which is expected to become effective following Scheme Implementation in accordance with the Transaction Agreement). Transaction Agreement means the transaction agreement dated on or about 10 May 2023 between Allkem, Livent and Arcadium Lithium relating to (among other things) Scheme Implementation. TSX means the Toronto Stock Exchange. Unclaimed Money Act means the Unclaimed Money Act 1990 (WA). US Merger means the proposed merger between US Merger Sub and Livent in accordance with the Transaction Agreement. US Merger Sub means a Delaware corporation that will be formed after the date of the Transaction Agreement and that will ultimately be (but will not at any time prior to Scheme Implementation be) an indirect wholly-owned subsidiary of Arcadium Lithium and that is referred to as “U.S. Merger Sub” in the Transaction Agreement. 1.2 Rules for interpreting this Scheme Headings and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Scheme, except where the context makes it clear that a rule is not intended to apply. (a) A reference to: (i) a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it; (ii) a clause is to a clause of this Scheme; (iii) a document (including this Scheme) or agreement, or a provision of a document (including this Scheme) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated; (iv) a group of persons is a reference to any 2 or more of them jointly and to each of them individually; (v) a party to this Scheme, or to any other document or agreement, includes a permitted substitute or a permitted assign of that party;

(vi) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and (vii) any thing (including a right, amount, obligation or concept) includes each part of it. (b) A singular word includes the plural, and vice versa. (c) A word that suggests one gender includes the other genders. (d) If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning. (e) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing. (f) The word officer has the same meaning as given by the Corporations Act. (g) A reference to time in this Scheme is a reference to Australian Western Standard Time, unless otherwise expressly specified. (h) Nothing in this Scheme is to be construed adversely to a party just because that party prepared this Scheme or prepared or proposed the relevant part of this Scheme. 1.3 Non–Business Days If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day. 2 CONDITIONS PRECEDENT 2.1 Conditions precedent to the Scheme This Scheme is conditional upon, and will not become Effective unless and until, each of the following conditions precedent is satisfied. (a) As at 8.00 am on the Second Court Date, the conditions in Exhibit A of the Transaction Agreement (other than the conditions in paragraph 1(b) and 1(c) of Exhibit A of the Transaction Agreement) have been satisfied or waived in accordance with the terms of the Transaction Agreement. (b) Prior to 8.00 am on the Second Court Date, neither the Transaction Agreement nor the Deed Poll has been terminated in accordance with their terms. (c) The order of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act, subject to such alterations or conditions being agreed in accordance with clause 3.3) approving this Scheme comes into effect pursuant to section 411(10) of the Corporations Act on or before either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms. 2.2 Certificates (a) Before 8.30 am on the Second Court Date: (i) Allkem must provide to the Court:

(A) a certificate, in the form of a deed, confirming whether or not, in respect of matters within Allkem’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and (B) a certificate from Livent, in the form of a deed, confirming whether or not, in respect of matters within Livent’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied; and (ii) Arcadium Lithium must provide to the Court a certificate, in the form of a deed, confirming whether or not, in respect of matters within Arcadium Lithium’s knowledge, the conditions precedent in clause 2.1(a) and 2.1(b) have been satisfied. (b) The certificates referred to in clause 2.2(a) constitute conclusive evidence that the conditions precedent in clauses 2.1(a) and 2.1(b) have been satisfied. 2.3 Scheme Effective Date Subject to clause 2.1, this Scheme takes effect on the Scheme Effective Date. 2.4 When Scheme will lapse Unless Allkem, Arcadium Lithium and Livent otherwise agree in writing (and, if required, as approved by the Court), this Scheme will immediately lapse and be of no further force or effect if, without limiting any rights under the Transaction Agreement, either or both of the Transaction Agreement and the Deed Poll are terminated in accordance with their respective terms. 3 THE SCHEME 3.1 Lodgement of copy of Court Order with ASIC Allkem must lodge with ASIC an office copy of the Court Orders in accordance with section 411(10) of the Corporations Act: (a) as soon as possible after the date on which the Court makes the Court Orders and in accordance with the time limit set out in item 10 of Appendix 7A of the ASX Listing Rules; or (b) on such other Business Day and by such other time as agreed to in writing by Livent and Allkem. 3.2 Transfer of Scheme Shares On the Scheme Implementation Date: (a) subject to Arcadium Lithium taking the steps to provide the Scheme Consideration which it is required to take on the Scheme Implementation Date under clause 4, all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Scheme Implementation Date, will be transferred to Arcadium Lithium without the need for any further act by any Scheme Shareholder or the Sale Nominee (other than acts performed by Allkem or its directors and officers as attorney and agent for the Scheme Shareholders and the Sale Nominee under this Scheme) by: (i) Allkem delivering to Arcadium Lithium a duly completed registrable Scheme Transfer to transfer the Scheme Shares to Arcadium Lithium, which Scheme Transfer has been duly executed by Allkem (or any of its directors and officers) as the attorney and agent of each Eligible Shareholder as a transferor under clauses 6.2 and 6.4; and (ii) Arcadium Lithium duly completing and executing the Scheme Transfer as transferee and delivering the Scheme Transfer to Allkem for registration; and (b) immediately following receipt of the Scheme Transfer in accordance with clause 3.2(a)(ii), Allkem must: (i) attend to registration of the Scheme Transfer; and (ii) enter or procure the entry of the name and address of Arcadium Lithium in the Allkem Share Register as the holder of all of the Scheme Shares. 3.3 Alteration or condition to Scheme If the Court proposes to approve this Scheme subject to any alterations or conditions under section 411(6) of the Corporations Act, and those alterations or conditions have been agreed to in writing by each of Allkem, Livent and Arcadium Lithium: (a) Allkem may, by its counsel, consent on behalf of all persons concerned, including each Scheme Shareholder (and, to avoid doubt, the Sale Nominee), to those alterations or conditions; and (b) each Scheme Shareholder (and, to avoid doubt, the Sale Nominee) agrees to any such alterations or conditions that counsel for Allkem has consented to. 4 SCHEME CONSIDERATION 4.1 Elections by Eligible Shareholders (a) Each Eligible Principal Register Shareholder (other than the Sale Nominee) may become a Share Electing Shareholder by providing Allkem with a duly completed Share Election before 5.00 pm (Australian Eastern Daylight Time) on the Election Date. (b) Each Eligible Canadian Branch Shareholder may become a CDI Electing Shareholder by providing Allkem with a duly completed CDI Election before 5.00 pm (Toronto time) / 10:00pm (UTC) on the Election Date. (c) To avoid doubt, a Share Election or CDI Election submitted by an Ineligible Overseas Shareholder will be of no force or effect. 4.2 Entitlement to Scheme Consideration (a) On the Scheme Implementation Date, in consideration for the transfer to Arcadium Lithium of Scheme Shares under the terms of this Scheme, each Eligible Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with this clause 4. (b) Subject to clauses 4.3 to 4.7, the Scheme Consideration to be provided to each Eligible Shareholder will be: (i) where the Eligible Shareholder is: (A) an Eligible Principal Register Shareholder who is not a Share Electing Shareholder; or

(B) an Eligible Canadian Branch Shareholder who is a CDI Electing Shareholder, 1 Consideration CDI for each Scheme Share; and (ii) where the Eligible Shareholder is: (A) an Eligible Principal Register Shareholder who is a Share Electing Shareholder; or (B) an Eligible Canadian Branch Shareholder who is not a CDI Electing Shareholder; and in either case, is not the Sale Nominee, 1 Consideration Share for each Scheme Share. 4.3 Provision of Scheme Consideration Subject to clauses 4.4 to 4.7, Arcadium Lithium must: (a) on the Scheme Implementation Date (or, in the case of sub-paragraphs (C), (D), (E) and (F) of clause 4.3(a)(iii), by no later than the Business Day following the Scheme Implementation Date): (i) provide to each Eligible Shareholder (or procure the issue to each Eligible Shareholder of) the applicable Scheme Consideration in accordance with this Scheme; (ii) in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration Shares, procure that the name and address of each relevant Eligible Shareholder is entered in the Arcadium Lithium Share Register as the holder of the applicable Consideration Shares (being the name and Registered Address of the relevant Eligible Shareholder as at the Scheme Record Date); and (iii) in the case of Scheme Consideration that is required to be provided to Eligible Shareholders in the form of Consideration CDIs: (A) issue to CDN (or to a custodian who will hold the Arcadium Lithium Shares on CDN's behalf) to be held on trust that number of Arcadium Lithium Shares that will enable CDN to issue Consideration CDIs as contemplated by this clause 4.3; (B) procure that the name and address of CDN or of its custodian (as applicable) is entered into the Arcadium Lithium Share Register in respect of those Arcadium Lithium Shares underlying the Consideration CDIs, and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those Arcadium Lithium Shares is sent to CDN; (C) procure that CDN issues to each relevant Eligible Shareholder the number of Consideration CDIs to which it is entitled under this clause 4.3; and (D) procure that the name and address of each relevant Eligible Shareholder is entered in the records maintained by CDN or its custodian (as applicable) or both, as the holder of the Consideration CDIs issued to that Eligible Shareholder; (E) in the case of each such Eligible Shareholder who held Scheme Shares on the CHESS subregister, procure that the Consideration CDIs are held on the CHESS subregister; and (F) in the case of each such Eligible Shareholder who held Scheme Shares on the issuer sponsored subregister, the Consideration CDIs are held on the issuer sponsored subregister; and (b) no later than six Business Days after the Scheme Implementation Date, send or procure the dispatch to each Eligible Shareholder, to their Registered Address as at the Scheme Record Date (or, in the case of the Sale Nominee, as specified in the Ineligible Share Transfer), a Direct Registration System statement, holding statement or allotment confirmation representing the Consideration Shares or Consideration CDIs (as applicable) issued to that Eligible Shareholder. 4.4 Ineligible Overseas Shareholders (a) Arcadium Lithium has no obligation to issue, and will not issue, any Scheme Consideration under this Scheme to any Ineligible Overseas Shareholder. (b) Allkem must: (i) prior to the First Court Hearing, appoint the Sale Nominee; (ii) ensure that, under the Terms of Appointment, the Sale Nominee irrevocably undertakes to and is otherwise obliged to do all such things required by this clause 4.4 of this Scheme (including, but not limited to, under clause 4.4(c)); and (iii) procure that the Sale Nominee: (A) performs all acts attributed to it under this clause 4.4; and (B) otherwise does all things necessary to give effect to this clause 4.4. (c) After the Scheme Record Date, and prior to Scheme Implementation, all of the Allkem Shares which were held by Ineligible Overseas Shareholders as at the Scheme Record Date (each an Ineligible Share and together the Ineligible Shares), together with all rights and entitlements attaching to those Ineligible Shares, will be transferred to the Sale Nominee: (i) without the need for any further act by any Ineligible Overseas Shareholder (other than acts performed by Allkem or its directors or officers as attorney and agent for the Ineligible Overseas Shareholders); and (ii) on the basis that, if (1) the Scheme lapses under clause 2.4, or (2) Scheme Implementation has not occurred within 5 Business Days after the Scheme Record Date (or such later time determined by Allkem in its sole discretion), (each a Return Event), the Sale Nominee must return the Ineligible Consideration Shares to the relevant Ineligible Overseas Shareholders as soon as reasonably practicable (and in any event, no later than 15 Business Days after the date on which Allkem gives written notice of the Return Event to the Sale Nominee) without any cost incurred by or fee payable to the Ineligible Overseas Shareholder. (d) Allkem must procure that the Sale Nominee accepts the transfer of the Ineligible Shares under clause 4.4(c) by immediately executing the Ineligible Share Transfer as transferee and delivering it to Allkem for registration. (e) In order to give effect to the transfer of Ineligible Shares to the Sale Nominee under clause 4.4(c), Allkem will: (i) as attorney and agent for each Ineligible Overseas Shareholder, execute the Ineligible Share Transfer provided under clause 4.4(d); and (ii) register the transfer of the Ineligible Shares to the Sale Nominee and enter the name of the Sale Nominee in the Allkem Share Register in respect of all of the Ineligible Shares transferred under clause 4.4(c). (f) Allkem must procure that the Sale Nominee, and must enforce its contractual rights to ensure that the Sale Nominee: (i) sells the CDIs issued as Scheme Consideration in respect of the Ineligible Shares (Ineligible Consideration CDIs) (on ASX or off-market) as soon as reasonably practicable and in any event no more than 15 Business Days after the Scheme Implementation Date, in the manner, and on the terms, the Sale Nominee determines in good faith (and at the risk of the Ineligible Overseas Shareholder); and (ii) as soon as reasonably practicable and in any event no more than 10 Business Days after settlement of all the sales of the Ineligible Consideration CDIs under clause 4.4(f)(i), remits to Allkem the Net Proceeds. (g) Promptly after receipt of the Net Proceeds, Allkem must pay each Ineligible Overseas Shareholder, or procure the payment to each Ineligible Overseas Shareholder of, such proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled (rounded down to the nearest cent), to be determined in accordance with the following formula: where: 𝑨𝑨 = (𝑩𝑩/C ) × 𝑫𝑫 A = the proportion of the Net Proceeds to which that Ineligible Overseas Shareholder is entitled; B = the number of Ineligible Shares transferred to the Sale Nominee in respect of that Ineligible Overseas Shareholder; C = the total number of Ineligible Shares that were transferred to the Sale Nominee; and D = the Net Proceeds. (h) The Net Proceeds will be payable to Ineligible Overseas Shareholders in Australian dollars. (i) Each Ineligible Overseas Shareholder acknowledges and agrees that:

(i) none of Allkem, Livent, Arcadium Lithium or the Sale Nominee give any assurance as to the price or foreign exchange rate that will be achieved for the sale of the Ineligible Consideration CDIs described in clause 4.4(f); and (ii) Allkem, Livent, Arcadium Lithium and the Sale Nominee each expressly disclaim any fiduciary duty to any Ineligible Overseas Shareholder that may arise in connection with this clause 4.4. (j) Allkem must pay or procure that each Ineligible Overseas Shareholder is paid any amounts owing under clause 4.4(g) by either (in the absolute discretion of Allkem): (i) where an Ineligible Overseas Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Allkem Share Registry to receive dividend payments from Allkem by electronic funds transfer to a bank account nominated by the Ineligible Overseas Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; (ii) by Global Wire Payment Service, if an Ineligible Overseas Shareholder has elected to receive payments electronically in their local currency using the Allkem Share Registry’s Global Wire Payment Service; or (iii) dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Overseas Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Overseas Shareholder (in the case of joint holders, the cheque will be drawn in the name of the joint holders and dispatched in accordance with the procedures set out in clause 4.6(b)). (k) Each Ineligible Overseas Shareholder appoints Allkem, and each director and officer of Allkem, as its agent to receive on its behalf any financial services guide (or similar or equivalent document) and any other notices (including any updates of those documents) that the Sale Nominee is required to provide to Ineligible Overseas Shareholders under the Corporations Act or any other applicable law. (l) Payment of the relevant amounts calculated in accordance with clauses 4.4(g) to an Ineligible Overseas Shareholder in accordance with this clause 4.4 satisfies in full Arcadium Lithium’s obligations to the Ineligible Overseas Shareholder under this Scheme in respect of the Scheme Consideration. 4.5 Other ineligible Scheme Shareholders (a) Where the issue of Scheme Consideration to which an Eligible Shareholder would otherwise be entitled under this Scheme would result in a breach of law: (i) Arcadium Lithium will issue the maximum possible Scheme Consideration to that Eligible Shareholder without giving rise to such a breach; and (ii) any further Scheme Consideration to which that Eligible Shareholder is entitled, but the issue of which to that Eligible Shareholder would give rise to such a breach, will instead be issued to the Sale Nominee and dealt with under clause 4.4, as if: (A) references to "Ineligible Overseas Shareholders" also included that Eligible Shareholder; and

(B) references to "Ineligible Consideration CDIs" also included any of that Eligible Shareholder’s Scheme Consideration that has been issued to the Sale Nominee. (b) Where the issue of Scheme Consideration to the Sale Nominee under this Scheme would result in a breach of law, Allkem must use its reasonable best efforts to appoint another person as the Sale Nominee in accordance with clause 4.4. 4.6 Joint holders In the case of Scheme Shares held in joint names: (a) any Scheme Consideration will be issued to and registered in the names of the joint holders; and (b) any other document required to be sent under this Scheme will be forwarded to the holder whose name appears first in the Allkem Share Register as at the Scheme Record Date or to the joint holders. 4.7 Orders of a court or Governmental Entity (a) If Arcadium Lithium or Allkem (or the Allkem Share Registry) receives written notice of an order or direction made by a court of competent jurisdiction or by a Governmental Entity that: (i) requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Eligible Shareholder, which would otherwise be payable or required to be issued to that Eligible Shareholder by Allkem or Arcadium Lithium in accordance with this clause 4 (including in connection with any withholding or deduction under clauses 4.7(b)), then Allkem or Arcadium Lithium (as applicable) will be entitled to procure that provision of that consideration is made in accordance with that order or direction; or (ii) prevents Allkem or Arcadium Lithium from providing consideration to any particular Scheme Shareholder in accordance with this clause 4, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Allkem or Arcadium Lithium (as applicable) will be entitled to: (A) in the case of any Ineligible Overseas Shareholder, retain an amount, in Australian dollars, equal to the relevant Ineligible Overseas Shareholder's share of any proceeds of sale received by Allkem pursuant to clause 4.4; and (B) not issue (or, in the case of Allkem, direct Arcadium Lithium not to issue), or issue (or, in the case of Allkem, direct Arcadium Lithium to issue) to a permitted trustee or nominee, such Scheme Consideration as that Scheme Shareholder would otherwise be entitled to under clause 4.3, until such time as provision of the consideration in accordance with this clause 4 is permitted by that (or another) order or direction or otherwise by law. (b) Arcadium Lithium and Allkem (as applicable) may deduct and withhold from any consideration that would otherwise be provided to a Scheme Shareholder in accordance with this clause 4, any amount that Arcadium Lithium or Allkem (as applicable) determines is required to be deducted and withheld from that consideration under any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Entity. (c) To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing agency. (d) To avoid doubt, any payment or retention by Allkem or Arcadium Lithium (as applicable) under clauses 4.7(a), 4.7(b) and 4.7(c) will constitute the full discharge of Arcadium Lithium’s obligations under clause 4.3 with respect to the amount so paid or retained until, in the case of clause 4.7(a)(ii), the amount is no longer required to be retained. 4.8 Consideration Shares to rank equally Arcadium Lithium covenants in favour of Allkem (in its own right and on behalf of each Eligible Shareholder and each Ineligible Overseas Shareholder) that: (a) the Consideration Shares to be issued (including the Arcadium Lithium Shares underlying the Consideration CDIs) as the Scheme Consideration will, on issue: (i) be duly issued and fully paid in accordance with applicable laws and the memorandum and articles of association of Arcadium Lithium; (ii) be free from any Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise, or restriction on transfer of any kind, other than as provided for in the memorandum and articles of association of Arcadium Lithium or as required under applicable law; and (iii) rank equally in all respects, including for future dividends, with all existing Arcadium Lithium Shares then on issue; and (b) it will apply for, or has applied for: (i) the listing of the Consideration Shares on the NYSE, subject to official notice of issuance; (ii) admission of Arcadium Lithium to the official list of ASX (as a foreign exempt listing) commencing on the Business Day following the Scheme Effective Date; and (iii) official quotation of the Consideration CDIs on ASX, subject to customary conditions, commencing: (A) on the Business Day following the Scheme Effective Date (or such later day as ASX may require) until the Scheme Implementation Date, on a deferred settlement basis; and (B) on the Business Day following the Scheme Implementation Date, on an ordinary (T+2) basis. 4.9 Unclaimed monies (a) Allkem may cancel a cheque issued under clause 4.4(j)(iii) if the cheque: (i) is returned to Allkem; or

(ii) has not been presented for payment within 6 months after the date on which the cheque was sent. (b) During the period of 12 months commencing on the Scheme Implementation Date, on request in writing from a Scheme Shareholder to Allkem (or the Allkem Share Registry) (which request may not be made until the date that is 20 Business Days after the Scheme Implementation Date), Allkem must reissue a cheque that was previously cancelled under clause 4.9(a). (c) The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes "unclaimed money" (as defined in section 6 of the Unclaimed Money Act). 4.10 Title to and rights in Scheme Shares (a) Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder in accordance with this clause 4, Arcadium Lithium will be beneficially entitled to the Scheme Shares transferred to it under this Scheme pending registration by Allkem of the name and address of Arcadium Lithium in the Allkem Share Register as the holder of the Scheme Shares. (b) To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Arcadium Lithium will, at the time of transfer to Arcadium Lithium, vest in Arcadium Lithium free from all: (i) Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and (ii) restrictions on transfer of any kind. (c) To avoid doubt, notwithstanding clause 4.10(a), to the extent that clause 4.7(a) applies to any Eligible Shareholder, Arcadium Lithium will be beneficially entitled to any Scheme Shares held by that Eligible Shareholder immediately upon compliance with clause 4.7 on the Scheme Implementation Date as if Arcadium Lithium had provided the Scheme Consideration to that Eligible Shareholder. 5 DEALINGS IN ALLKEM SHARES 5.1 Allkem Share dealings that are recognised To establish the identity of the Scheme Shareholders, dealings in Allkem Shares (or other alterations to the Allkem Share Register) will be recognised only if: (a) in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Allkem Share Register as the holder of the relevant Allkem Shares as at the Scheme Record Date; and (b) in all other cases, registrable transfers or transmission applications in respect of those dealings, or valid requests in respect of other alternations, are received by the Allkem Share Registry at or before the Scheme Record Date, and Allkem must not accept for registration, nor recognise for any purpose (except a transfer to Arcadium Lithium pursuant to this Scheme and any subsequent transfer by Arcadium Lithium or its successors in title, or a transfer in accordance with clause 4.4(c) to the Sale Nominee), any transfer or transmission application or other request in respect of Allkem Shares received after the Scheme Record Date, or received prior to the Scheme Record Date but not in registrable or actionable form.

5.2 Allkem to register transfer and transmission applications Allkem must register registrable transfers and transmission applications of the kind referred to in clause 5.1(b) by the Scheme Record Date, provided that, for the avoidance of doubt, nothing in this clause 5.2 requires Allkem to register a transfer that would result in an Allkem Shareholder holding a parcel of Allkem Shares that is less than a "marketable parcel" (within the meaning given to that term in the operating rules of ASX). 5.3 Transfers received after Scheme Record Date not recognised If this Scheme becomes Effective, each Scheme Shareholder (and any person claiming through any Scheme Shareholder) must not dispose of or transfer, or purport or agree to dispose of or transfer, any Scheme Share or any interest in them after the Scheme Record Date, other than pursuant to this Scheme (including as contemplated in clause 4.4(c)), and any such disposal or transfer, purported disposal or transfer or attempted disposal or transfer will be void and of no legal effect whatsoever and Allkem must disregard any disposal, transfer or transmission application in respect of Scheme Shares received after the Scheme Record Date (to avoid doubt, except for pursuant to the Ineligible Share Transfer contemplated by clause 4.4(c)). 5.4 Allkem to maintain Allkem Share Register to determine entitlements (a) In order to determine entitlements to the Scheme Consideration, Allkem must maintain, or procure the maintenance of, the Allkem Share Register in accordance with this clause 5 until the Scheme Consideration has been paid to Scheme Shareholders and Arcadium Lithium has been entered into the Allkem Share Register as the holder of the Scheme Shares. (b) The Allkem Share Register in this form will solely determine entitlements to the Scheme Consideration. 5.5 Holding statements no effect from Scheme Record Date (a) All holding statements for Allkem Shares (other than any holding statements (1) in favour of the Sale Nominee with respect to the Ineligible Shares or (2) in favour of Arcadium Lithium) will cease to have effect as documents of title (or evidence thereof) after the Scheme Record Date. (b) Each entry on the Allkem Share Register at and from the Scheme Record Date (other than those entries in respect of Arcadium Lithium or a transfer in accordance with clause 4.4(c) to the Sale Nominee) will cease to have any effect other than as evidence of an entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry. 5.6 Allkem to provide contact information for Scheme Shareholders Allkem must ensure that, as soon as practicable after the Scheme Record Date (and in any event by 8.00 am on the day that is two Business Days after the Scheme Record Date), Arcadium Lithium is given details of the name, Registered Address and holding of Allkem Shares of each Eligible Shareholder in the form Arcadium Lithium reasonably requires. 5.7 Suspension of trading Allkem will apply: (a) to ASX, to suspend trading of Allkem Shares on ASX with effect from the close of trading on the Scheme Effective Date; and

(b) to TSX, to suspend trading of Allkem Shares on TSX with effect from 4.00pm (Toronto time) on the Scheme Effective Date. 5.8 Termination of official quotation Allkem will apply: (a) to ASX, for: (i) removal of Allkem from the official list of ASX; and (ii) termination of the official quotation of Allkem Shares on ASX; with effect on and from the close of trading on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with ASX; and (b) to TSX, for the delisting of Allkem from TSX with effect on or about the close of trading (Toronto time) on the trading day immediately following the Scheme Implementation Date, or such other date as Livent and Allkem may agree, acting reasonably, following consultation with TSX. 6 GENERAL PROVISIONS 6.1 Allkem giving effect to the Scheme Allkem must do all things (including executing all documents), and must ensure that its employees and agents do all things (including executing all documents), that are necessary or desirable to give full effect to the Scheme and the transactions contemplated by it. 6.2 Scheme Shareholders' agreements and consents Each Scheme Shareholder and the Sale Nominee irrevocably: (a) agrees for all purposes to: (i) in the case of Ineligible Overseas Shareholders, the transfer of their Ineligible Shares to the Sale Nominee; (ii) in the case of Eligible Shareholders: (A) become a member of Arcadium Lithium; (B) in the case of Eligible Shareholders who are issued Consideration CDIs pursuant to this Scheme, to have their name entered in the records maintained by CDN or its custodian (as applicable), or both, as the holder of CDIs; (C) in the case of Eligible Shareholders who are issued Consideration Shares pursuant to this Scheme, to have their name registered in the Arcadium Lithium Share Register as a holder of Arcadium Lithium Shares; and (D) be bound by the memorandum of association and articles of association of Arcadium Lithium; and (iii) in the case of Eligible Shareholders, the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to Arcadium Lithium, in each case, in accordance with this Scheme;

(b) agrees for all purposes and to the extent permitted by law, that all instructions, notifications or elections made by the Scheme Shareholder or the Sale Nominee to Allkem (binding or deemed to be binding between the Scheme Shareholder and Allkem) relating to Allkem or its securities (except for tax file numbers), including instructions, notifications or elections relating to: (i) whether distributions or dividends are to be paid by cheque or into a specific account; and (ii) notices or other communications from Allkem, will, except to the extent determined otherwise by Arcadium Lithium in its sole discretion, be deemed from the Scheme Implementation Date to be a binding instruction, notification or election (as applicable) made by the Scheme Shareholder or the Sale Nominee (as applicable) to Arcadium Lithium in respect of any Arcadium Lithium Shares provided to the Scheme Shareholder or the Sale Nominee (as applicable), until and unless that deemed instruction, notification or election is revoked or amended by the Scheme Shareholder or the Sale Nominee giving written notice to Arcadium Lithium share registry; (c) agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from, and in accordance with, this Scheme; (d) acknowledges that this Scheme binds Allkem, all Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee; (e) consents to Allkem, Arcadium Lithium and Livent doing all things (including executing all deeds, instruments, transfers or other documents) as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it; and (f) acknowledges and agrees that Allkem, as agent of each Scheme Shareholder and of the Sale Nominee, may sub–delegate its functions under this Scheme to any of its directors and officers, jointly and severally, in each case, without the need for any further act by the Scheme Shareholder or the Sale Nominee (as applicable). 6.3 Scheme Shareholders' warranties (a) Each Scheme Shareholder and the Sale Nominee is taken to have warranted to Allkem and Arcadium Lithium (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), and to have appointed and authorised Allkem as its attorney and agent to warrant to Arcadium Lithium (and, in the case of an Ineligible Overseas Shareholder, to the Sale Nominee), that: (i) all their Allkem Shares (including any rights and entitlements attaching to their Allkem Shares) that are transferred under this Scheme will, at the time of their transfer, be fully paid and free from all: (A) Encumbrances, pledges and interests of third parties of any kind, whether legal or otherwise; and (B) restrictions on transfer of any kind; (ii) they have full power and capacity to transfer their Allkem Shares to Arcadium Lithium (or, in the case of Ineligible Overseas Shareholders, to the Sale Nominee),

together with any rights and entitlements attaching to those Allkem Shares, under this Scheme; and (iii) as at the Scheme Record Date, they have no existing right to be issued any other Allkem Shares or any other form of securities in Allkem. (b) Allkem undertakes in favour of each Scheme Shareholder (and, in the case of an Ineligible Overseas Shareholder, for the Sale Nominee) that it will provide such warranty to Arcadium Lithium as agent and attorney of each Scheme Shareholder. 6.4 Appointment of Allkem as attorney of Scheme Shareholders and Sale Nominee On and from the Scheme Effective Date, each Scheme Shareholder and the Sale Nominee, without the need for any further act, irrevocably appoint Allkem and each of its directors and officers, jointly and severally, as its attorney and agent to: (a) execute any document or do any other act necessary, expedient or incidental to give full effect to this Scheme and the transactions contemplated by it, including: (i) as attorney and agent for Eligible Shareholders (including the Sale Nominee), executing and delivering the Scheme Transfer under clause 3.2 and; (ii) as attorney and agent for Ineligible Overseas Shareholders, executing and delivering the Ineligible Share Transfer under clause 4.4; and (b) enforce the Deed Poll against Arcadium Lithium, and Allkem accepts such appointment in respect of itself and on behalf of each of its directors and officers. 6.5 Appointment of Arcadium Lithium as agent, attorney and sole proxy in respect of Scheme Shares Immediately upon the provision of the Scheme Consideration to each Eligible Shareholder, until Arcadium Lithium is registered as the holder of all Scheme Shares in the Allkem Share Register, each Eligible Shareholder: (a) irrevocably appoints Arcadium Lithium as its attorney and agent (and directs Arcadium Lithium as its attorney and agent to appoint any of the directors and officers of Arcadium Lithium as its sole proxy and, where applicable, corporate representative, of that Eligible Shareholder) to: (i) attend shareholders' meetings of Allkem; (ii) exercise the votes attaching to the Scheme Shares registered in the name of the Eligible Shareholder; and (iii) sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative); (b) must take all other action in the capacity of a registered holder of Scheme Shares as Arcadium Lithium reasonably directs; (c) undertake not to attend or vote at any shareholders' meetings of Allkem or sign any Allkem Shareholders' resolution (whether in person, by proxy or by corporate representative) other than pursuant to clause 6.5(a); and

(d) acknowledges and agrees that in exercising the powers conferred by clause 6.5(a), Arcadium Lithium and any director, officer or agent nominated by Arcadium Lithium may act in the best interests of Arcadium Lithium as the intended registered holder of the Scheme Shares. 6.6 Binding effect of Scheme (a) This Scheme binds Allkem, all of the Scheme Shareholders (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and the Sale Nominee and, to the extent of any inconsistency, overrides the constitution of Allkem. (b) Any covenant from any Scheme Shareholder or the Sale Nominee in favour of Arcadium Lithium or any obligation owed by any Scheme Shareholder or the Sale Nominee to Arcadium Lithium will be enforceable by Arcadium Lithium against such person directly and, to the extent necessary, may enforce such rights through Allkem as party to the Scheme. 6.7 No liability when acting in good faith Neither Allkem nor Arcadium Lithium, nor any of their respective directors, officers, secretaries or employees will be liable under the Scheme or the Deed Poll for anything done or omitted to be done in good faith in the performance of this Scheme or the Deed Poll. 6.8 Deed Poll Allkem undertakes in favour of each Scheme Shareholder and in favour of the Sale Nominee to enforce the Deed Poll against Arcadium Lithium for and on behalf of each Scheme Shareholder and the Sale Nominee. 6.9 Notices (a) Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Allkem, it will be deemed to be received on the date (if any) on which it is actually received at Allkem's registered office or at the Allkem Share Registry and on no other date. (b) The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Allkem Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting. 6.10 Stamp duty Arcadium Lithium will pay all stamp duty (if any) and any related interest, fines, fees and penalties payable on, or in connection with, the transfer of the Ineligible Shares to the Sale Nominee and of the Scheme Shares to Arcadium Lithium pursuant to this Scheme. 6.11 Governing law (a) This Scheme and any dispute arising out of or in connection with the subject matter of this Scheme is governed by the laws of Western Australia. (b) Each party irrevocably submits to the jurisdiction of the Federal Court of Australia (Western Australian registry) and of the courts competent to determine appeals from that court with respect to any proceedings that may be brought at any time arising out of or in connection with the subject matter of this Scheme. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in any inconvenient forum.